News Release

TranSwitch Board of Directors Names Gerald F. Montry
as TranSwitch’s New Chairman of the Board

(Shelton, CT) May 29, 2008 - TranSwitch Corporation (NASDAQ:TXCC), a leading provider of high-speed semiconductor solutions for voice, data and video communications, today announced that the Board of Directors has elected Mr. Gerald (Jerry) F. Montry as Chairman of the Board of Directors.

Mr. Alfred Boschulte, who has served as Chairman of the Board since 2005 will remain as a Director of the Company and will hold the position of Chairman of the Compensation Committee. “Al has been a Director of the Company since 1998 and has always been available to the management team for advice and counsel. Al has a wealth of industry knowledge and experience, which have been invaluable in determining the course of the Company. I look forward to our continued association with Al,” said Dr. Santanu Das, President and CEO of TranSwitch Corporation.

“The appointment of Jerry as the Chairman of the Board recognizes his experience and business acumen which will help TranSwitch management navigate through the challenges that our industry faces, and I look forward to working closely with Jerry in his new role as Chairman,” stated Das. Mr. Montry has been a Director of TranSwitch Corporation since May, 2000, and is also the Chairman of the Audit and Finance Committee of the Board.

Since 1998 Mr. Montry has been the Managing Partner of Mont Reuil & Co., a private investment firm. Mr. Montry serves as Chairman of the Audit Committee of the Board of Directors of Intervoice Corporation, a developer of voice recognition and speech automation applications. From 1986 through its acquisition by Alcatel in 1998, Mr. Montry served as Senior Vice President and Chief Financial Officer of DSC Communications Corporation, a telecommunications equipment provider. He also served as a member of the Board of Directors of DSC. Prior to his tenure at DSC, Mr. Montry held management positions within the Aerospace, Defense and Computer industries.

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About TranSwitch Corporation

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company. For more information, visit www.transwitch.com.

Forward-looking statements in this release, including statements regarding management's expectations for future financial results and the markets for TranSwitch's products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks associated with downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch's products and products developed by TranSwitch's customers; risks relating to TranSwitch's indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks associated with acquiring new businesses; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch's filings with the Securities and Exchange Commission.

For more information contact:
Robert A. Bosi
Vice President, Chief Financial Officer
Phone: 203/929-8810 ext. 2465
www.transwitch.com

TranSwitch Corporation 3 Enterprise Drive Shelton, CT 06484 USA (203) 929-8810 Fax: (203) 926-9453 www.transwitch.com